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                                     FORM 4

                  STATEMENT OF CHANGE IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

[_] Check this box if no longer Subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction l(lr).


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1.   NAME and ADDRESS of Reporting Person

 Witteveen                          Raoul                  J.
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   (Last)                           (First)             (Middle)

c/o Interpool, Inc.
211 College Road East, 3rd Flr
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                                    (Street)

Princeton                             NJ                 08540
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   (City)                           (State)              (Zip)


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2.   ISSUER NAME and Ticker or Trading Symbol


Interpool, Inc. (IPX)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year


7/99
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer                              [_]  Other (specify below)
          President/CFO
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                             4.                              5.            6.
                                                             Securities Acquired (A) or      Amount of     Owner-
                                  2.            3.           Disposed of (D)                 Securities    ship           7.
                                  Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially  Form:          Nature of
                                  Date          Code         ------------------------------- Owned End     (D) Direct     Indirect
1.                                (Month/       (Instr. 8)                   (A)             of the Month  or             Beneficial
Title of Security                  Day/         ------------     Amount      or     Price    (Instr. 3     (I) Indirect   Ownership
(Instr. 3)                         Year)         Code     V                  (D)             and 4)        (Instr.4)      (Instr. 4)
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

Common Stock                       07/12/99        P              143         A      12.9375  75,801        I              (1)(2)
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                                                                                               3,558,150    D
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

(1) Stock acquired by The Ivy Group, a New Jersey partnership in which the reporting person holds a 14.29% interest.

(2) Aggregate indirect beneficial interest in 75,801 shares includes 1,500 shares owned by the reporting person's wife, and 74,301 shares held by The Ivy Group, a New Jersey partnership in which reporting person holds a 14.29% interest.

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Table II -- Derivative Securities Acquired, Disposed of or Beneficially Owned
         (e.g., puts, calls, warrants, options, conversions)

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

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                    2.                                                                                    Deriv-    ship
                    Conver-                    5.                              7.                         ative     Form     11.
                    sion                       Number of                       Title and Amount           Secur-    of       Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Deriv-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ative    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Secur-   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ity:     Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Direct   ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        (D) or   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     In-      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   direct   (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        (I)      4)
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


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
Explanation of Responses:


         /s/ Raoul J. Witteveen                                08/06/99
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       Signature of Reporting Person                             Date


** Intentional Misstatement or omissions of facts constitute Federal Criminal Violations
       See 18 U.S.C. 1001 and 1.5 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.